Appendix H
INFRASTRUCTURE CAPITAL ADVISORS, LLC
CODE OF ETHICS
October 2021
Introduction
High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in the investment funds managed by the Adviser. The long-term business interests of the Adviser are best served by adherence to the principle that the interests of clients come first. Access Persons have a fiduciary duty to clients to act solely for the benefit of clients and investors. Each Access Person should put the interests of clients before his own personal interests and should act honestly and fairly in all respects in dealings with clients. All Access Persons should also comply with the federal securities laws. In recognition of the fiduciary duty of the Adviser to its clients and the desire of the Adviser to maintain high ethical standards, the Adviser has adopted the Code of Ethics containing provisions designed to prevent improper personal trading, to identify conflicts of interest, and to provide a means to resolve any actual or potential conflicts in favor of the clients of the Adviser.
Adherence to the Code of Ethics and the related restrictions on personal trading is considered a basic condition of employment. Access persons must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act, as amended (the “1940 Act”). If an Access Person has any doubt as to the propriety of any activity, he should consult the CCO, who is charged with the administration of the Code of Ethics. In addition, if an Access Person becomes aware of any activity that may be a violation of the Code of Ethics, he will promptly report the activity to the CCO. If the activity involves the CCO, the Access Person should promptly report it to the president.
In accordance with Rule 17j-1(c)(2)(ii), the Adviser will (1) report to the Fund’s Board at least annually, a description of issues that occurred since the last report (including violations and sanctions), and (2) certify to adoption of procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.
Definitions
“Access Person” means any member, manager, officer, or employee of the Adviser or other person who provides advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. The Adviser maintains a list of Access Persons.
“Adviser” means Infrastructure Capital Advisors, LLC.
“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. An Access Person is deemed to have Beneficial Ownership of any security held by any member of his immediate family sharing the same household or held by a corporation or partnership that he controls.
“CCO” means Samuel L. Caffrey-Agoglia.
“Reportable Security” means a security as defined in section 202(a)(18) of the Advisers Act and includes any derivative, commodities, options, or forward contracts relating thereto. The term does not include (1) direct obligations of the United States government, (2) bankers’

acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by money-market funds, (4) shares issued by registered open-end investment companies (such as mutual funds), and (5) shares issued by unit investment trusts that are invested in one or more open-end funds. Shares of exchange-traded products are Reportable Securities.
Application of Code of Ethics
The Code of Ethics applies to all personal accounts of each Access Person. A personal account includes (1) any personal securities account of an Access Person, including any joint or tenant-in-common securities account in which he is a participant, (2) any securities account of any spouse, domestic partner, minor child, or other family member of the Access Person sharing the same household, (3) any securities account over which the Access Person acts as trustee, executor, or custodian or has similar powers of attorney for the benefit of the Access Person or his spouse, domestic partner, minor child, or other family member sharing the same household, and (4) any other securities account of which the Access Person has Beneficial Ownership, directly or indirectly, such as an investment club, and over which he has direct or indirect influence or control.
Restrictions on Personal Investing Activities
General. Each Access Person is responsible for ensuring that a particular securities transaction being considered for his personal accounts is not subject to a restriction contained in the Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the Code of Ethics. An Access Person is required to hold a Reportable Security in his personal accounts for at least thirty days. Absent Notwithstanding an exempt transaction as discussed below, an access person is also required to hold all listed securities for at least thirty days.
Preclearance of Transactions in Personal Accounts. An Access Person should obtain the prior approval of Jay Hatfield and the prior written approval of CCO before engaging in any transaction in his personal accounts in Reportable Securities, other than Reportable Securities issued by a company that is registered as an investment company under the Investment Company Act of 1940 and exchange-traded notes. The requirement for preapproval includes participation in an initial coin offering or other cryptocurrency trading. Approvals remain in effect through the end of the trading day. Notwithstanding the foregoing, a preclearance related to an initial public offering or a private placement is valid for thirty days, and no additional preclearance is necessary when scheduled capital calls are made in a private placement. In general, approval will be denied if a client of the Adviser has a long or short position in the Reportable Security or if the Adviser plans to purchase or sell the Reportable Security for a client on the same day or the next business day or if the Reportable Security is listed on the restricted list of the Adviser. An access person is expected to complete the preclearance form for transactions in personal accounts, attached as Attachment D. In addition, all access persons are required to obtain preapproval when trading options or equities of ’40 Act funds managed by the Adviser (i.e., PFFA, AMZA, PFFR, ICAP).
Exceptions from Preclearance Provisions
The Code of Ethics excepts from the preclearance requirements for purchases or sales (1) that are nonvolitional on the part of the Access Person, such as purchases that are made pursuant to a merger, tender offer, or exercise of rights, (2) if the Adviser serves as the investment manager for the account in which the securities are held, (3) if the securities are held in accounts over which the Access Person has no direct or indirect control or influence, so long as the CCO is provided with a written representation to that effect, or (4) made pursuant to an automatic investment program. An automatic investment plan is a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. The restrictions and reporting obligations of the Code of Ethics continue to apply to any transaction exempted from preclearance.
Prohibited Conduct
In accordance with Rule 17jh-1(b)(1)-(4), Access Persons are prohibited from: (1) employing any device, scheme or artifice to defraud the Adviser or any its clients; (2) making any untrue statement of a material fact to the Adviser or its clients or omit to state a material fact necessary in order to make the statements made to the Adviser or its clients, in light of the circumstances under which they are made, not misleading; (3) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Adviser or its clients; or (4) engaging in any manipulative practice with respect to the Adviser or its clients.
Service on Boards of Directors; Other or Outside Business Activities
An Access Person may not serve as a director or in a similar position or as a member of a credit committee of any for-profit company unless the Access Person has received written approval from the CCO. The Adviser generally prohibits executive officers who are investment professionals from serving as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no Adviser to a series of Series Portfolios Trust shall invest the assets of such series in a company where an executive officer of such Adviser who is also an investment professional currently serves as a director or member of an advisory board of such company. Authorization will be based upon a determination that service is not inconsistent with the interest of any client of the Adviser. At the time that an Access Person initially reports his securities holdings, he will submit to the CCO a description of any for-profit business activities other than those of the Adviser in which the Access Person engages. Each Access Person will notify the CCO when his other for-profit business activities change. The CCO will notify the Chief Finical Officer or Chief Executive Officer of other business activities.
Gifts
An Access Person is prohibited from using his position at the Adviser to obtain an item of value from any person or company that does business with the Adviser. Access Persons are prohibited from accepting any gift of unreasonable excess value from any person or company that does business with the Adviser or a private investment fund managed by the Adviser. Any gift reasonably valued at over $250 should be reported to the CCO. Unsolicited business entertainment, including meals or tickets to cultural and sporting events, is not considered a gift so long as it is not so frequent or of such high value as to raise a question of impropriety and the person providing the entertainment is present at the event.
Management of Non-Adviser Accounts
Access Persons are prohibited from managing accounts or serving as trustees for third parties who are not family members of the Access Person or the clients of the Adviser, unless the CCO clears the arrangement in advance. The CCO may require the Access Person to report transactions for such accounts and may impose such conditions or restrictions as are warranted under the circumstances.

Reporting
Account Statements. Upon commencing employment, each Access Person will supply the CCO with the periodic statements relating to his personal accounts beginning with the calendar month most recently ended for which a statement for the relevant account was generated. The CCO will timely report all account statements to the Chief Financial Officer for review.
Report of Securities Holdings and Transactions. Each Access Person will, within ten days after commencing employment with the Adviser and within thirty days following the end of each calendar quarter thereafter, submit a report of securities holdings and transactions in the form attached as Attachment A. The report should be dated the day that the Access Person submits it and should contain information that is current, to the extent possible, as of a date no more than forty-five days prior to (1) for the initial report, the date on which the person became an Access Person or (2) for each subsequent report, the date on which it is submitted. The CCO will timely submit all securities holdings and transaction reports to the Chief Financial Officer or Chief Executive Officer for review. The Adviser requires all access persons to provide an annual holdings report within thirty days following the end of the fourth calendar quarter.
Quarterly Transaction Report. Each Access Person will submit to the CCO a quarterly transaction report in the form attached as Attachment B with respect to any transaction that involves a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, if the transaction is effected outside of a securities account as to which the CCO is receiving account statements. An Access Person will submit any required quarterly transaction report no later than thirty days after the end of the calendar quarter in which the transaction occurred. A separate report is required for each transaction that is required to be reported. The CCO will timely submit all quarterly transaction reports to the Chief Financial Officer or Chief Executive Officer for review.
New Accounts. Each Access Person will notify the CCO no later than on his next report of personal securities holdings and transactions if he opens any new account in which any securities are held with a broker-dealer or bank or if he moves an existing account to a different broker-dealer or bank. The CCO will timely notify the Chief Financial Officer or Chief Executive Officer if he opens any new accounts.
Recordkeeping
The CCO will keep in an easily accessible place for at least five years the Code of Ethics, all periodic statements and reports of Access Persons, all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments and other memoranda relating to the administration of the Code of Ethics.
Oversight of Code of Ethics
Acknowledgment. The CCO will distribute the Code of Ethics to all Access Persons. The CCO will also distribute promptly all amendments to the Code of Ethics. All Access Persons are required annually to acknowledge their receipt of the Code of Ethics by signing the form of acknowledgment attached as Attachment C.
Review of Transactions. The transactions of each Access Person in his personal accounts will be reviewed on a regular basis by the CCO or his designee. Any transactions that are believed to be a violation of the Code of Ethics will be reported promptly to the CCO. The Chief Financial Officer or Chief Executive Officer will review the personal accounts of the CCO.

Sanctions. The CCO, with the advice of legal counsel if appropriate, will consider reports made to him and, upon determining that a violation of the Code of Ethics has occurred, may impose sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits and suspension or termination of employment.
Authority to Exempt Transactions. The CCO has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of the Code of Ethics if the CCO determines that an exemption would not be against any interests of a client and would be in accordance with applicable law. The CCO will maintain a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.
Confidentiality
All reports of personal securities transactions and any other information filed pursuant to the Code of Ethics will be treated as confidential to the extent permitted by law.

Attachment A
INFRASTRUCTURE CAPITAL ADVISORS, LLC
REPORT OF PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS
Personal Securities Accounts. In accordance with the Code of Ethics of Infrastructure Capital Advisors, LLC (“Infrastructure”), following is a list of all of securities accounts held by broker-dealers or banks that would be considered personal accounts (as described below) of mine. If none, so indicate.

Broker-Dealer or Bank	Name on Account	Account Number	Date Established

I understand that, for purposes of the Code of Ethics, a personal account is (1) any personal securities account of mine, including any joint or tenant-in-common securities account in which I am a participant, (2) any securities account of any spouse, domestic partner, minor child, or other family member of mine sharing the same household, (3) any securities account over which I act as trustee, executor, or custodian or have similar powers of attorney for the benefit of me or my spouse, domestic partner, minor child, or other family member sharing the same household, and (4) any other securities account of which I have beneficial ownership, directly or indirectly, such as an investment club, and over which I have direct or indirect influence or control. For these purposes, beneficial ownership means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. I understand that I am deemed to have beneficial ownership of any security held by any member of my immediate family sharing the same household or held by a corporation or partnership that I control. Nothing in this report should be construed as an admission that I have beneficial ownership of any particular securities.
Reportable Securities. In accordance with the Code of Ethics of Infrastructure, following is a list of all Reportable Securities (as defined below) of which I may have or may be deemed to have beneficial ownership as of the last day of the calendar month most recently ended that are not held in one of the accounts listed in the box above. This list includes but is not limited to securities held by at my home, in a safe deposit box, and by an issuer. If none, so indicate.

Quantity	Issuer	Title and Type	Ticker or CUSIP

I understand that, for purposes of the Code of Ethics, “Reportable Securities” include any securities except (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued money-market funds, (4) shares issued by registered open-end investment companies (such as mutual funds), and (5) shares issued by unit investment trusts that are invested in one or more open-end funds. Shares of exchange-traded products and cryptocurrencies are Reportable Securities.
In lieu of completing the second box above with respect to some or all of my Reportable Securities, I certify that I have attached to this report or that I have previously arranged to be provided to the chief compliance officer of Infrastructure (the “CCO”) copies of periodic account statements for all of my personal accounts that the Code of Ethics requires me to report. Except as noted in the box above on this page, I certify that there are no Reportable Securities of which I may have or may be deemed to have beneficial ownership that are not shown on an attached account statement or an account statement previously arranged to be provided to the CCO.
Transactions in Reportable Securities. I certify that I have submitted a quarterly transaction report in the form attached as Attachment B to the Code of Ethics for each transaction in Reportable Securities that is not shown in an attached account statement or an account statement previously arranged to be provided to the CCO. I certify that my transaction and holding reports for the fourth quarter of the year contain all of my holdings for the year (i.e., this is your annual holdings report). The CCO will submit such reports to the CFO or CEO for review.

Reviewed by: ______________________

Date: ______________________________

Exceptions noted: ☐ No ☐ Yes

If yes, describe: ____________________

____

____

Signature

Print Name

Date

Attachment B
INFRASTRUCTURE CAPITAL ADVISORS, LLC
QUARTERLY TRANSACTION REPORT
For Quarter Ended _____________, 201__
Only for Trades Outside Reported Securities Accounts
Separately Report Each Transaction
In accordance with the Code of Ethics of Infrastructure Capital Advisors, LLC, the following describes a reportable securities transaction in which I have a pecuniary interest that was effected other than through a securities account maintained with a broker-dealer or a bank for which I have provided, or have arranged for the chief compliance officer to receive, account statements. Nothing in this report should be construed as an admission that I beneficially own these securities.
Date of transaction:
Issuer of security:
Title of security:
Quantity of security:
Type of security (e.g., stock or bond):
Interest rate and maturity date of security, if any:
Ticker or CUSIP, if any:
Nature of transaction (e.g., purchase or sale):
Price at which effected:
Participating broker-dealer or bank, if any:

Signature

Print Name

Date

Attachment C
INFRASTRUCTURE CAPITAL ADVISORS, LLC
ANNUAL CERTIFICATION
I am familiar with the most recent version of the Compliance Manual of Infrastructure Capital Advisors, LLC (“Infrastructure”) and such ancillary documents, and I have read and agree to continue to comply with the Compliance Manual. I confirm that, since the date of my employment by or association with Infrastructure or the date of my most recent certification, whichever is later:
1.    I have complied fully with all applicable federal and state laws and regulatory requirements and with the policies and procedures contained in the Compliance Manual.
2.    I have not become aware of any acts or omissions by other Infrastructure personnel that would violate the policies and procedures contained in the Compliance Manual and its ancillary documents. I have not witnessed, nor have I been the victim of, any discrimination or disrespect that reasonably appears to be based on race, color, creed, religion, gender, age, national origin, disability, military veteran status, political affiliation, or sexual orientation. I will notify the chief compliance officer of Infrastructure (the “CCO”) immediately if these statements would be untrue if made as of a later date.
3.    As of the date below, I am not the subject of (a) any investigation or proceeding (including being named as a respondent or defendant) by any governmental entity or securities industry self-regulatory organization, including any request for testimony before such an entity or organization, (b) any refusal of registration, injunction, censure, fine, suspension, expulsion, or disciplinary action by a governmental entity or securities industry self-regulatory organization, (c) any charge under any provision of any securities law, regulation, or standard of conduct, (d) any arrest, summons, subpoena, arraignment, indictment, or conviction of any criminal felony or misdemeanor offense, or (e) any securities or commodities-related customer complaint, civil litigation, or arbitration. As of the date below, I have not failed in a business, made a compromise with creditors, filed a bankruptcy petition, or declared bankruptcy. I will notify the CCO of Infrastructure immediately if these statements would be untrue if made as of a later date.
4.    I have arranged for the CCO to receive copies of periodic account statements for all of my personal securities accounts to the extent required by the Code of Ethics. I have notified the CCO of the opening or closing of any personal securities accounts. I have obtained preclearance for all securities transactions that require preclearance, including initial public offerings, private placements, and other limited offerings. I have disclosed all personal securities transactions that are required to be disclosed and have reported all holdings in my personal accounts.

             ______________     ______________ ______________
              Print Name:         Signature: Date:
Attachment D
INFRASTRUCTURE CAPITAL ADVISORS, LLC
PERSONAL TRADING PRECLEARANCE
FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS
Access Persons (as defined in the Code of Ethics) must complete this Preclearance Form prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information
Issuers:__________________________
Number of shares:_________________
Equity Investments:    Cmn    Pfd

Debt Investments
Interest rate:_______________
Maturity date:______________
Transaction Information
Transaction Type (please circle):

    Purchase        Sale    Short Sale

Estimated Trade Date:_______________
Estimated Price:____________________
Broker/Dealer: _____________________
Is the investment a security on the Restricted List?        Y    N
Is the investment an initial public offering?            Y    N
Is the investment a private placement or investment
opportunity of limited availability?            Y    N
Number of transactions over the last 30 day period?         _______________

Representation and Signature
By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Chief Compliance Officer's signature. The Chief Compliance Officer will obtain additional preclearance from the CEO or CFO.
_________________________________
Employee Name (please print)
_________________________________    ____________________

Employee Signature        Date

Disposition of Preclearance Request

Approved:    ____________________
Denied:     ____________________
Chief Compliance Officer:    ____________________
Date:     ____________________
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